Exhibit 4.9

WARRANTS – DATA TABLE

Holder	Number of Shares
John Amos	995,000
David Arnaud	25,000
Maurice Bilyea	10,000
Sean Maniaci	25,000
Jean-Marie Canan	100,000
Scott Oehrlein	239,000
Kenneth Suh	2,151,000
John Vetesse	25,000
Total	3,570,000

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THIS WARRANT AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED, OTHER THAN IN ACCORDANCE WITH SECTION 10 HEREOF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT.

THIS WARRANT, AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT, ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN THIS WARRANT.

VIVUS, INC.
WARRANT TO PURCHASE SHARES OF COMMON STOCK

Original Issue Date:April 30, 2018

Void After:5 PM Pacific Time on April 29, 2025

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this warrant (“Warrant”) is issued to [__] (the “Holder”) by VIVUS, Inc., a Delaware corporation (the “Company”).  This Warrant is being issued in connection with that certain Stock Purchase Agreement, dated as of the date of this Warrant, by and among the Company, the Holder, Willow Biopharma Inc., a business corporation formed under the laws of Canada, and the other sellers party thereto, and may be transferred by the Holder only in accordance with the provisions of Section 10 hereof.

1. Purchase of Shares.

(a) Number of Shares.   Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing) at any time and from time to time prior to the Expiration Date (as defined below), to purchase from the Company up to [__] fully paid and nonassessable shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at any time and from time to time, subject to the exercise provisions set forth in Section 2 below (such number of shares of Common Stock, as it may be adjusted from time to time pursuant to Section 7 below, the “Warrant Shares”).

(b) Exercise Price.  The exercise price for the shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be $0.37 per Share (the “Exercise Price”). The number of Shares and the Exercise Price shall be subject to adjustment pursuant to Section 7 hereof.

2. Exercisability, Exercise Period.

(a) Exercisability.  The Warrant Shares shall be fully vested and exercisable as of the date of this Warrant.  The Holder may purchase, pursuant to the terms hereof, up to all of the Warrant Shares at any time and from time to time prior to the Expiration Date.

(b) Exercise Period.  Notwithstanding the foregoing, this Warrant shall no longer be exercisable and shall become null and void upon the earliest to occur of (i) the seventh (7th) anniversary of the date of this Warrant or (ii) subject to the provisions of Section 2(d) and Section 2(e) below, the consummation of a Corporate Transaction.  In the event of a Corporate Transaction, the Company shall notify the Holder in writing at least ten (10) days prior to the anticipated consummation of such Corporate Transaction.  The date of the expiration of this Warrant pursuant to this Section 2(b) is referred to herein as the “Expiration Date”.

(c) A “Corporate Transaction” shall mean any of: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets to an unaffiliated third party purchaser, (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of the Company or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to an unaffiliated third party purchaser, including the Affiliates of such purchaser (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), (D) a liquidation, dissolution or winding up of the Company (a “Liquidation Event”); provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the Company’s incorporation, change the Company’s legal form, or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction, (E) the exclusive license of all or substantially all of the Company’s intellectual property, or (F) an initial underwritten public offering of the Company’s equity securities.

(d) If upon the consummation of a Corporate Transaction, the acquiring, successor or surviving entity expressly assumes the obligations of the Company pursuant to this Warrant, then from and after the closing of such Corporate Transaction, this Warrant shall thereafter be exercisable for the greatest amount of securities, cash and property to which such Holder would actually have been entitled as an equity holder upon the closing of such Corporate Transaction if such Holder had exercised the rights represented by this Warrant immediately prior to the record date (if any) for, or, if no such record date has been determined by the Board of Directors, the closing of, the Corporate Transaction, subject to adjustments (subsequent to such closing) as nearly equivalent as possible to the adjustments provided for in Section 7, and the Exercise Price shall be adjusted accordingly.

(e) If the acquiring, successor or surviving entity does not assume this Warrant in connection with a Corporate Transaction, then the Company shall include that information in its notice to the Holder referred to in Section 2(b).  In such event, notwithstanding any other provision of this Warrant to the contrary, Holder may immediately exercise this Warrant in full as provided herein, with such exercise effective immediately prior to the closing of such Corporate Transaction.  If the Holder fails to exercise this Warrant, in whole or in part, then this Warrant (or the unexercised portion thereof) will automatically terminate and be cancelled as of the consummation of the Corporate Transaction, and the Holder shall become entitled to receive a cash payment, in exchange for such cancellation (which shall be treated for tax purposes as if the Holder had sold the Warrant, rather than an exercise of the Warrant followed by a sale of the Warrant Shares), in an amount equal to the difference between (A) the fair market value per share of the consideration payable to holders of the Company’s shares of Common Stock pursuant to such Corporate Transaction multiplied by the number of Warrant Shares for which this Warrant is then exercisable, and (B) the aggregate Exercise Price of the Warrant Shares subject to this Warrant, subject to the other terms and conditions of such Corporate Transaction (such as indemnification obligations, escrows and purchase price adjustments) applicable in such Corporate Transaction.   In the event of a Corporate Transaction pursuant to which this Warrant is exercised or deemed exercised pursuant to this Section 2(e), the Holder must execute and deliver to the Company any definitive purchase agreement (or joinder thereto) executed by other holders of Common Stock.

3. Method of Exercise.

(a) At any time and from time to time while this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby with respect to any Warrant Shares. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto as Exhibit A, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased, which amount shall be payable (at the Holder’s discretion) by (A) a check payable to the Company’s order, (B) wire transfer of funds to the Company, (C) cancellation of indebtedness of the Company to the Holder, (D) net exercise as provided in Section 4 hereof, or (E) any combination of the foregoing.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above; provided, that, upon the exercise of this Warrant in connection with a Corporate Transaction, the exercise and payment may be contingent upon (and be deemed to occur as of immediately prior to) the consummation of such Corporate Transaction.  At such time, the person or persons in whose name or names any certificate for Warrant Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificate.

(c) As soon as practicable after the exercise of the Warrant Shares, in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder may direct:

(i) a certificate or certificates for the number of Warrant Shares to which such Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date of this Warrant) having the same terms and conditions as this Warrant, except that the number of Warrant Shares shall be reduced to reflect such partial exercise.

4. Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Warrant Shares computed using the following formula:

Where

X =The number of Warrant Shares to be issued to the Holder pursuant to the applicable net exercise of this Warrant effected pursuant to this Section 4.

Y =The number of Warrant Shares purchasable under this Warrant at the time of such net exercise (as such number may have been adjusted pursuant to Section 7 prior to the time of such net exercise) or, if only a portion of the Warrant Shares are being purchased pursuant to such net exercise, such portion of the Warrant Shares.

A =The fair market value of one (1) Share on the date of such calculation.

B =The Exercise Price (as it may have been adjusted pursuant to Section 7 prior to the time such exercise is deemed to have occurred).

For purposes of this Section 4: (a) if the net exercise is not occurring in connection with a Corporate Transaction and the Shares are traded at the time of applicable net exercise on the over-the-counter market, an exchange or an electronic securities market, the fair market value of a Share shall mean the average of the closing prices of the Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Shares are listed, whichever is applicable, for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange or market); (b) if such net exercise is occurring in connection with a Corporate Transaction, then the fair market value per Share shall be the per share price being offered or provided to holders of Shares in such Corporate Transaction; and (c) if such net exercise is not occurring in connection with a Corporate Transaction and the Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Share that the Company could obtain from a willing unaffiliated buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined reasonably and in good faith by the Company’s Board of Directors, in each case, without deduction for (I) liquidity considerations, (II) minority shareholder status, or (III) any liquidation or other preference or any right of redemption in favor of any other equity securities of the Company; provided, however, that, in the case of this clause (c), the Holder may dispute such valuation, in which event the fair market value of a Share shall be determined by an accounting firm of nationally recognized reputation to be mutually agreed upon by the Holder and the Company (it being understood that the Holder and the Company shall use their best efforts to agree upon such accounting firm, and, if such agreement is not reached within thirty (30) days, shall cause such an accounting firm to be appointed by the order of a court of competent jurisdiction or arbitrator).

5. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a) Organization, Good Standing, and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b) Authorization.  All corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. This Warrant constitutes the Company’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized sufficient shares of Common Stock to allow for the exercise of this Warrant.

(c) Common Stock.  The Shares, when issued, sold, and delivered in accordance with the terms of the Warrant for the consideration expressed herein, will be duly and validly issued, fully paid, nonassessable and free and clear of all preemptive rights of any stockholders of the Company, and based in part upon the representations and warranties of the Holders in this Warrant, will be issued in compliance with all applicable federal and state securities laws.

6. Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a) Authorization.  Holder represents that it has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Purchase Entirely for Own Account.  The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(c) Disclosure of Information.  The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d) Investment Experience.  The Holder is an investor in securities and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

(e) Accredited Investor.  The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Act.

(f) Restricted Securities.  The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

(g) Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

7. Adjustment of Exercise Price and Number of Shares.  The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time as follows.  Any adjustment made pursuant to this Section 7 shall become effective immediately after the effective date of such event, but shall be retroactive to the record date, if any is fixed, for such event.

(a) Subdivisions, Combinations and Other Issuances.  If the Company shall at any time after the issuance but prior to the Expiration Date subdivide its Common Stock, by split-up, reverse split-up or otherwise, or combine its Common Stock, or issue additional shares of its preferred stock or Common Stock as a dividend with respect to any shares of its Common Stock, or otherwise declares a stock dividend or makes any distribution in respect of its preferred stock or Common Stock, then the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of such subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend. Notwithstanding the foregoing, if the Company declares any dividend or makes any distribution on the Common Stock, in each case, that is not in Common Stock or other equity securities (or equivalent securities) (“Common Securities”), then, at the election of the Holder and in lieu thereof, the Company will pay the Holder, as a dilution fee, an amount per the unexercised portion of the Warrant not less than the amount which would have been paid to the Holder had the Warrant been fully exercised immediately prior to the record or effective date of such of subdivision.

(b) Reclassification, Reorganization and Consolidation.  In case of any reclassification, capital reorganization or change affecting the Common Stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the Expiration Date to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable by holders of Common Stock in their capacities as such in connection with such reclassification, reorganization or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same.

(c) Notice of Adjustment.  When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly, notify the in writing Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

(d) No Change Necessary.  The form of this Warrant need not be changed because of any adjustment in the Exercise Price or in the number of Warrant Shares.  A Warrant issued after any adjustment or any partial exercise or upon replacement may continue to express the same Exercise Price and the same number of Warrant Shares (appropriately reduced in the case of partial exercise) as are stated on this Warrant as initially issued, and that Exercise Price and that number of Warrant Shares shall be considered to have been so changed as of the close of business on the date of adjustment.

8. No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor to the Holder on the basis of the Exercise Price then in effect.

9. No Stockholder Rights or Liabilities.  Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares or receive dividends or other distributions thereon.

10. Transfer of Warrant.  Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder contained herein, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company.  This Agreement will be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties.  Within a reasonable time after the Company’s counterexecution of an executed Assignment Form in the form attached hereto as Exhibit B, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices (or at such other place as the Company shall notify the Holder in writing), and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one (1) or more appropriate new warrants.

11. Governing Law.  This Warrant shall be governed by, and construed under, the laws of the State of Delaware, as such laws are applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

12. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.
13. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14. Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses shown on the signature page(s) attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 14).

15. Finder’s Fee.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Holder agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, members, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

16. Replacement of Warrant.  If this Warrant or any certificate or certificates representing the Warrant Shares have been lost, stolen, destroyed or mutilated, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant or such certificates, replacement warrants or certificates, but only upon receipt of evidence, from Holder, reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  Holders seeking such new warrants or certificates under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.  If a replacement warrant or certificate is requested as a result of a mutilation of this Warrant or certificates representing the Warrant Shares, then the Holder shall deliver such mutilated Warrant or certificate to the Company as a condition precedent to the Company’s obligation to issue the replacement warrant or certificate.

17. Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

18. Entire Agreement; Amendments and Waivers.  This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  Nonetheless, any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holder(s) thereof.

19. Severability.  If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

“Affiliate” means any other party directly or indirectly Controlling, Controlled by, or Under Common Control with, a party.  “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “Under Common Control with”) means, as applied to any party, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities or other equity interests, by contract, through membership or otherwise.

In order to enforce the foregoing covenant, the Company may impose stop‑transfer instructions with respect to Shares acquired through the exercise of this Warrant (and the Shares or securities of every other person subject to the foregoing restriction) until the end of such period.

20. Counterparts.  This Warrant may be executed in counterparts (which may be PDF scans of the applicable signatures), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

VIVUS, INC.

By:

ACKNOWLEDGED AND AGREED:

By:
Name:

Address:

__________________________

__________________________

__________________________

EXHIBIT A

NOTICE OF EXERCISE

VIVUS, INC.
Attention:  Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

q_____________ shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

qNet Exercise the attached Warrant with respect to __________ Warrant Shares.

The undersigned hereby represents and warrants that the Representations and Warranties in Section 6 of the Warrant are true and correct as of the date hereof.

HOLDER:

Date:___________________By:

Address:

Name in which shares should be registered:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.  Do not use this form to purchase shares.)

For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated: _________________

Holder’s
Signature:

Holder’s
Address:

Acknowledged and Agreed (if required):

VIVUS, INC.

By
Name:
Title:

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant.  Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.